Exhibit 99.1

Information Analysis Releases Third Quarter 2021 Results Highlighted by Continued Growth in Higher Margin Professional Fee Business

Gross Profit Improves 59.3% Versus the Prior Year Period

FAIRFAX, VA, November 2, 2021 – Information Analysis Incorporated (OTCQB: IAIC) (“IAI”) today reported its results for the third quarter and nine months ended September 30, 2021, which were highlighted by continued expansion in professional fee revenues, significant gross profit growth, a private placement of IAI Common Stock and the appointment of Jamie Benoit as Chief Executive Officer and Tim Hannon as Interim Chief Financial Officer.

Third Quarter 2021 Financial Highlights (all comparisons to prior year period unless otherwise noted)

●	Total revenues increased 9.6% to $4.3 million, compared with $3.9 million.
●	Professional fees increased 77.0% to $2.8 million up from $1.6 million.
●	Gross profit improved 59.3%, with gross margin expanding to 22.8%, compared with 15.7%; higher-margin professional fees accounted for 65.1% of revenues.
●	Net loss of $(95,527), compared with net income of $214,703.
●	Adjusted EBITDA[1] of $126 thousand, compared with $225 thousand.

Nine Months 2021 Financial Highlights (all comparisons to prior year period unless otherwise noted)

●	Total revenues increased 15.2% to $12.5 million, compared with $10.8 million.
●	Professional fees increased 155% to $8.6 million up from $3.4 million
●	Gross profit expanded significantly, increasing to $3.0 million, or 23.7%, compared with $1.3 million, or 11.9%; higher-margin professional fees accounted for 68.8% of revenues.
●	Net income of $218,445, compared with net income of $53,744.
●	Adjusted EBITDA of $876 thousand, compared with $67 thousand.

IAI CEO Jamie Benoit commented, “I want to first thank everyone at IAI for the warm welcome when I joined the team just over two months ago. Since then, we have been hard at work building the foundation to support my growth vision for our company. We have a tremendous group and we are ready to seize the opportunity ahead of us.”

1 Please see non-GAAP reconciliation on page 7

Mr. Benoit continued, “Our third quarter was highlighted by continued strong growth in professional fees. Driving our business mix to favor professional services is having a significant, positive effect on gross margins, with third quarter gross profit improving 59.3%, compared with last year’s third quarter. Our focus will continue to be on driving professional fee business, as the impact on margins is clear. Our bottom line was impacted by an increase in SG&A expense, some of which is non-recurring, resulting from investments to position the company for growth and the transformation we will outline in coming months.”

Mr. Benoit concluded, “When I joined the company in August, we noted our mission was to ‘aggressively strive to reposition the company as a disruptive technology and commercial enablement leader in government and global private sector verticals’. The first stage of this evolution has been establishing a proper foundation, from senior management down to the various systems and vendors on which our business relies. We raised just under $3 million at the end of August as a down-payment on our plan, with that capital going directly into the SG&A investments made during the third quarter. Although that expense impacted our bottom line, I am very pleased with our top-line growth and significant gross margin expansion.”

Total Revenues

Three and nine-month revenues continued to benefit from IAI’s SBA 7a modernization contract, which began in June 2020. The contract is expected to run through May 2027, providing a relatively stable level of professional fees revenues throughout its duration.

Total revenue was $4.3 million for the third quarter ended September 30, 2021, compared with $3.9 million in the prior year quarter. Professional fees increased $1.2 million, or 77.0%, while software sales revenue decreased by $0.8 million, or 35.9%. The decrease in software revenue in 2021 versus the same period in 2020 is due to the non-recurring nature of software sales transactions, as well as the timing of recurring orders.

Gross Profit / Margin

Gross profit increased $364,548, or 59.3%, to $978,875, in the third quarter of 2021 over the third quarter of 2020, due to the increase in the revenue generated from professional fees. Overall gross profit margin was 22.8% in 2021, up from 15.7% in 2020, due to the increase in professional fees revenue relative to software sales revenue. Gross profit percentage for professional fees in the third quarter of 2021 was 34.5%, while software sales contributed a gross profit percentage of 0.9%.

Income (Loss) from Operations

(Loss) from operations was $(84,267) in the third quarter of 2021 compared to income from operations of $214,906 in 2020.

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology product and services company. The Company is a software conversion specialist, modernizing legacy systems and securely extending their reach to the cloud and more modern platforms.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2020 and in other filings with the Securities and Exchange Commission.

For additional information contact:

Jeremy Hellman, CFA

Vice President

The Equity Group

(212) 836-9626

Matt Sands, SVP & Corporate Controller

msands@infoa.com

(703) 293-7925

Information Analysis Incorporated

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

	Three months ended September 30,
	2021	2020
Revenues
Professional fees	$2,798,105	$1,580,684
Software sales	1,501,820	2,342,062
Total revenues	4,299,925	3,922,746

Cost of revenues
Cost of professional fees	1,832,812	1,051,102
Cost of software sales	1,488,238	2,257,317
Total cost of revenues	3,321,050	3,308,419

Gross profit	978,875	614,327

Selling, general and administrative expenses	1,000,880	342,778
Commissions expense	23,017	56,643
Acquisition costs	39,245	-

(Loss) income from operations	(84,267)	214,906

Other expense, net	(11,260)	(203)

(Loss) income before provision for income taxes	(95,527)	214,703

Provision for income taxes	-	-

Net (loss) income	$(95,527)	$214,703

Comprehensive (loss) income	$(95,527)	$214,703

Net (loss) income per common share - basic	$(0.01)	$0.02

Net (loss) income per common share - diluted	$(0.01)	$0.02

Weighted average common shares outstanding
Basic	12,596,126	11,211,760
Diluted	12,596,126	11,837,427

Information Analysis Incorporated

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

	Nine months ended September 30,
	2021	2020
Revenues
Professional fees	$8,565,639	$3,353,508
Software sales	3,885,828	7,450,389
Total revenues	12,451,467	10,803,897

Cost of revenues
Cost of professional fees	5,698,407	2,232,405
Cost of software sales	3,798,607	7,289,321
Total cost of revenues	9,497,014	9,521,726

Gross profit	2,954,453	1,282,171

Selling, general and administrative expenses	2,346,680	1,049,761
Commissions expense	176,660	179,560
Acquisition costs	192,530	-

Income from operations	238,583	52,850

Other (expense) income, net	(20,138)	894

Income before provision for income taxes	218,445	53,744

Provision for income taxes	-	-

Net income	$218,445	$53,744

Comprehensive income	$218,445	$53,744

Net income per common share - basic	$0.02	$-

Net income per common share - diluted	$0.02	$-

Weighted average common shares outstanding
Basic	11,957,878	11,211,760
Diluted	12,584,914	11,810,392

Information Analysis Incorporated

Condensed Consolidated Balance Sheets

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,682,613	$1,858,160
Accounts receivable	2,874,656	1,442,231
Contract assets	-	-
Prepaid expenses	283,567	142,770
Other current assets	5,556	-

Total current assets	6,846,392	3,443,161

Intangible assets, net of amortization of $87,912 and $0	1,402,088	-
Goodwill	785,000	-
Contract assets - non-current	-	210,688
Right-of-use operating lease asset	285,667	51,405
Property and equipment, net of accumulated depreciation and amortization of $324,442 and $312,320	94,965	62,166
Other assets	5,707	6,281
Total assets	$9,419,819	$3,773,701

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$926,643	$103,646
Revolving line of credit	402,306	-
Notes payable - current	797,295	93,009
Accrued payroll and related liabilities	555,483	375,168
Commissions payable	236,438	181,626
Other accrued liabilities	82,158	54,274
Contract liabilities	78,045	946,884
Operating lease liability - current	35,805	45,595
Interest payable	2,666	3,125

Total current liabilities	3,116,840	1,803,327

Note payable - non-current	400,856	356,991
Operating lease liability - non-current	260,141	-

Total liabilities	3,777,836	2,160,318

Stockholders' equity
Common stock, $0.01 par value, 30,000,000 shares authorized, 15,153,306 and 12,904,376 shares issued, 13,510,690 and 11,261,760 shares outstanding as of September 30, 2021, and December 31, 2020, respectively	151,532	129,043
Additional paid-in capital	18,507,731	14,720,065
Accumulated deficit	(12,087,069)	(12,305,514)
Treasury stock, 1,642,616 shares at cost	(930,211)	(930,211)

Total stockholders' equity	5,641,983	1,613,383

Total liabilities and stockholders' equity	$9,419,819	$3,773,701

Non-GAAP Financial Measures

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, net interest expense (income), and taxes, as further adjusted to eliminate the impact of, when applicable, expenses that are unusual or non-recurring that we believe do not reflect our core operating results. and non-cash stock-based compensation. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income (loss) to Adjusted EBITDA, the most comparable GAAP measure, is provided below.

We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net income (loss) to Adjusted EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$(96)	$215	$218	$54

Adjustments:
Depreciation	11	4	23	7
Amortization	44	-	88	-
Interest expense (income), net	10	0	19	(1)
Acquisition Costs	39	-	193	-
Non-cash stock-based compensation	81	6	220	7
Post-employment agreement	36	-	107	-
Moving expense	1	-	8	-
Taxes	-	-	-	-
Adjusted EBITDA	$126	$225	$876	$67